Exhibit 99.2

June 28, 2012

To:          Carl Berg, Chairman of the Board
Bert Roberts, Director
Dr. Vassilis Keramides, Director
Robert Kanode, CEO and Director
Roger Williams, General Counsel

From:     Donn Tognazzini, Director

Subj:      Valence Technology next steps

CONFIDENTIAL AND INTENDED ONLY FOR THOSE TO WHOM ADDRESSED

BACKGROUND

Valence is faced at this critical time – as it has been virtually constantly for the 20 plus years I have been a stockholder and the 3 1/2 years or so I have been on the Board of Directors - with a shortage of working capital. In fact, in the absence of additional financing, the company will be well overdue in its payments to key vendors - and in default of a $3 mln loan to a major creditor, absent that creditor's willingness to extend the loan.

Valence's CEO and acting CFO have indicated that, with approximately $3 mln in additional working capital and an extension in the terms of the credit outlined above, Valence could continue normal operations through at least mid-October 2012 – paying key vendors sufficiently well as to not lose them as a source of essential materials for in-process and finished goods inventory.

The need for capital is largely dictated by the 12 to 16 week period it takes for orders accepted to result in product going out the door. It is also dictated by the fact that some of our Accounts Receivable are not current. At this time, Valence has a backlog of orders already booked of approximately $20 mln, plus several million dollars in orders that could be accepted, if the company had a secure source of working capital. Sales are currently running at a rate of about $55 mln/year vs essentially zero 5 years ago.

To date, no source of working capital has been found, other than a proposed LOC from Silicon Valley Bank in Texas, which line has stringent terms, but would be secured to 125% by bank-approved Accounts Receivable. The bank would collect the accounts receivable (in a similar manner to factoring), and thus have a call on incoming funds ahead of Valence. To obtain this loan, Messieurs Berg and Warden (both major creditors of the company; Mr. Warden's credit is guaranteed by Mr. Berg), would have to subordinate their loans to the SVB LOC. In addition, SVB, in the absence of further negotiation, would hold a lien on all of Valence's assets.

Valence has an operating break-even point of about $80 mln in sales (does not include capital needs for new product). - much lower than any other known independent advanced battery company.

Dr. Keramides has recently said that, in his opinion,: "From a technological and production standpoint, the company has never been in better shape. It is in realized sales and in finances Valence falls short." He further pointed out in an email dated 6/13/12, how hard it is for battery progress to take place - that going from laboratory examples to commercial products, is a long hard road. Valence has to a very large degree, managed to conquer that long, hard road.

Valence (a great deal due to Mr. Berg's willingness to finance the company during difficult times), has invested over $600 mln to get to a state where it's technology works, its manufacturing is reliable, it has several new products in the pipeline to be developed, and it has a very strong I.P. portfolio. Yet it's outstanding stock value is around $90 mln or so, and with debt included, its total enterprise value is perhaps $130 mln. These numbers, if reasonably accurate, reflect a very undervalued company, not an overblown story full of fluff.

Wright Bus in England has designed Valence products into its new fleet of electric buses, which are built to reduce both particulate pollution and noise pollution. Segway uses only Valence products to date. Valence has recently received a purchase order from a former customer of A123, and there may be more of such customers to come.

With all of the above taken into consideration, the Board of Directors has voted (with Mr, Berg's abstention) to pursue a direction which would lead to voluntary bankruptcy for the company, and has engaged counsel to (i) develop a plan for Chapter 11 reorganization, and (ii) search for Debtor In Possession (DIP) financing on the order of $20 mln.

As yet, a final vote on proceeding with voluntary bankruptcy has not been taken. The bankruptcy attorneys have indicated DIP financing would be easier to obtain than a direct loan (as from SVB). DIP financing would come under the purview of the bankruptcy court, it would supersede all other creditors' loans to Valence, and would eliminate current equity owners as stake holders in the reorganized company.

AN OUTLINE OF MY POSITION

I plan to vote "no" when or if a resolution comes before the board, to enter bankruptcy under Chapter 11. The following are some of my reasons, and this does not constitute an exhaustive list, nor is it intended to:

1.
As I understand it, our fiduciary duties as directors when critical decisions must be made, includes the duty to consult a broad range of sources of expert opinion. In this instance, I question strongly whether we have done so. For example, while we have spoken to one or two banks about financing possibilities, I do not believe we have adequately presented our story to a range of possible investment bankers, who, under some conditions, could find and raise capital for Valence and/or locate one or more potential merger partners or organizations with which we could establish strong strategic alliances.

While Mr. Sufoletta has given us some advice re our fiduciary duties, our main expert advice to date has been obtained from a law firm specializing in bankruptcy -- all but rendering a decision to use their  services (or similar services from another such firm) inevitable.

2.
Voluntary bankruptcy -- if indeed such a step is taken -- holds no advantages for the approximately 80 million shares owned by institutions and individuals who are in a minority position. It further removes all possibility that the many options outstanding that were used to attract key individuals for service to the company in various capacities, will ever have any value. In other words, in my judgment, it does not properly balance the needs of existing shareholders and creditors.

3.
I question whether we have done an adequate job of approaching potential sources of financing. This is not a start-up company, but a going enterprise now, with considerable value in its IP, its production knowhow, and its customer base - not just those who have ordered systems and paid, but those who have ordered systems not yet billed - and the 150 potential customers who are testing prototypes and full systems. In this context, it should be noted that all current legal challenges to Valence's I.P. (patent portfolios) have been settled, and no further challenges are known of presently.

If this company could raise considerable funds when it was a mere idea, the right effort can certainly result in funds being raised in its present condition. It has only been with the shadow of insolvency staring us in the face, that we (directors and management) have begun to search. Can we raise capital (loan or equity) on terms we'd like to have? Of course not. If we could, we would like to be able to place stock with investors at prices well above the present price of our stock; and we would like to be able to borrow money at or near prime rates. Does this mean all sources of capital are closed to Valence? I doubt it. I do not believe we have adequately explored the capital markets and, again in my opinion, by failing to do so, we are also failing to properly balance the interests of all stakeholders - shareholder and creditors alike.

Could we build upon our customer and sales base if we had capital to do it? I think we could, and I think it is likely there is someone out there who would like to be in the advanced Li battery space with top-notch products, and do it at a bargain price. In my opinion, we have been too negative re our story and what can be done with it.

4.
We cannot say in advance how customers and potential customers might react to a declaration of bankruptcy by Valence. However, since companies who do go through bankruptcy often change policies and even management dramatically, and many other uncertainties can arise, there will be categories of customer reaction: some may go along, just hoping Valence will make it and be a reliable supplier. Others will keep the door open, but will start dealing more closely with larger firms (think Johnson Controls or LG). Some will back away altogether and put off plans, so as not to risk proceeding with a shaky firm. Hand-holding is important, but can hardly be counted upon to keep hard-won, but tentative customers working with a partner seen as possibly unable or not there at all to serve them in the future.

5.
An example of what can be done in a difficult period might be Brammo LLC, a former customer of Valence. Brammo has some backlog of orders, but has barely put any products out the door. It has a financing arrangement with Flextronics, who will also build its electric motorcycles. It has a multi-tiered relationship with Polaris, involving design, distribution, co-marketing and other features. Brammo is in the closing stages of raising $50 min on top of the $30 min or so already raised.

Therefore, I am not convinced, based upon the limited advice the BOD has sought and received, that we have adequately addressed the broad range of sources of financing, or have informed ourselves adequately to properly balance the interests of shareholders and creditors in this matter.

I believe that, if we really want to do it, we can buy the time necessary to raise the funds Valence requires; and I believe that would be in the best interest of the many stockholders who have lived with and believed in the company for many years, as well as creditors - major and minor alike.

DVT